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                        INVESTMENT SUB-ADVISORY AGREEMENT


     AGREEMENT made as of December 8, 1999 between HAMBRECHT & QUIST FUND MANAGEMENT, LLC, a California limited liability company and registered investment adviser ("HQFM"), and SYMPHONY ASSET MANAGEMENT, LLC, a California limited liability company and registered investment adviser ("Symphony").

     WHEREAS, HQFM is the investment adviser for Hambrecht & Quist Fund Trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

     WHEREAS, HQFM desires to retain Symphony as HQFM's agent to furnish investment sub-advisory services to the H&Q IPO & Emerging Company Fund, a series of the Trust (the "Fund");

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1. APPOINTMENT. HQFM hereby appoints Symphony to provide investment sub-advisory services to the Fund for the period and on the terms set forth in this Agreement. Symphony accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2. DELIVERY OF DOCUMENTS. HQFM has furnished Symphony with copies properly certified or authenticated of each of the following:

          a. the Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of the State of Delaware on June 7, 1999, and all amendments thereto or restatements thereof (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, herein called the "Declaration of Trust");

          b. the Trust's By-Laws and amendments thereto (the "By-Laws");

          c. resolutions of the Trust's Trustees (the "Trustees") authorizing the appointment of Symphony and approving this Agreement;

          d. the Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") on June 11, 1999, and all amendments thereto;

          e. the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") (File No. 333-80473) and under the 1940 Act (File

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No. 811-09383), as filed with the SEC on June 11, 1999 and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund; and

          f. the Trust's most recent prospectuses and statement of additional information for the Fund (such prospectuses and statement of additional information, as presently in effect, and all amendments and supplements thereto, herein collectively called the "Prospectus").

     HQFM will furnish Symphony from time to time with copies of all amendments of or supplements to the foregoing.

     3. SERVICES. Subject to the supervision of the Trustees and HQFM, Symphony will furnish an investment program in respect of the Fund, determine what securities and other investments will be purchased, retained or sold by the Fund, and place orders for the purchase and sale of these investments; furnish statistical and research data; help prepare filings and reports for the Fund; and generally assist HQFM and the Fund's other service providers in all aspects of the administration of the Fund.

     Symphony will utilize quantitative techniques, proprietary software models and real-time databases (collectively, "quantitative models") in the performance of the services to be provided under this Agreement. Symphony represents and warrants that it maintains the full right and authority to use these quantitative models in connection with the investment management of the Fund. Symphony further covenants that it will not take any action, or fail to take any action, including entering into any third party arrangement, that would restrict its use of the quantitative models in connection with the investment management of the Fund. Notwithstanding the provisions of Sections 9 and 10 hereto, Symphony agrees to indemnify and hold HQFM and its affiliates and the Trust harmless from any and all damages, liabilities, costs and expenses, including attorneys' fees, resulting from a breach of the above representation, warranty and covenant.

     Symphony further agrees that it:

          a. will monitor the Fund's investments and comply with the provisions of the Declaration of Trust, the By-Laws and the Fund's stated investment objectives, policies and restrictions, as they may be amended from time to time;

          b. will comply with all applicable federal and state statutes, rules and regulations pertaining to its services under this Agreement;

          c. will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with an underwriter, market maker, or broker or dealer. In placing orders with brokers and dealers, Symphony will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price ordered by two or more brokers are comparable, Symphony may, in its discretion, purchase or sell portfolio securities

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through brokers who provide Symphony with research advice and other services. In no instance will portfolio securities be purchased or sold through, from or to HQFM or Symphony, or any affiliated person of the Trust, HQFM or Symphony, except as may be permitted under the 1940 Act;

          d. will treat confidentially and as proprietary information of the Trust and HQFM and its affiliates all records and other information relative to the Trust and HQFM and its affiliates, as applicable, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, or HQFM and its affiliates, as applicable, which approval shall not be unreasonably withheld and may not be withheld where Symphony (i) may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) is requested to divulge such information by duly constituted authorities, or (iii) is so requested by the Trust, or HQFM and affiliates, as applicable;

          e. will not make loans to any person to purchase or carry units of beneficial interest in the Trust or make loans to the Trust;

          f. will direct its personnel, when making investment recommendations for the Trust, not to inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Trust's accounts are customers of HQFM, Symphony or their affiliates. In dealing with such customers, Symphony and its affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust;

          g. will provide regular written reports to HQFM and to the Trustees (including, without limitation, reports on the general investment strategy of the Fund, the performance of the Fund in relation to standard industry indices and general conditions affecting the equity markets), will make appropriate persons available for the purpose of reviewing such reports with representatives of HQFM and the Trustees on a regular basis at reasonable times, and will provide various other written and oral reports from time to time as requested by HQFM or the Trustees;

          h. will vote proxies received by it in connection with securities held by the Fund consistent with its fiduciary duties hereunder;

          i. will act upon instructions from HQFM not inconsistent with its fiduciary duties hereunder, provided that HQFM shall have no authority to direct the manner in which the Fund's assets are invested;

          j. will not use the name of the Trust, the Fund, HQFM or their affiliates in any prospectus, advertisement, sales literature or other communication to the public, except (i) in a general listing of its clients,
(ii) as may be required by law or (iii) as may be agreed to in writing by HQFM, which agreement shall not be unreasonably withheld;

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          k. will promptly notify HQFM in writing of the occurrence of any event which could have a material impact on the performance of Symphony's obligations hereunder, including without limitation:

               (1) an event which could disqualify it from serving as an investment adviser of a registered investment company;

               (2) a change in control, as defined in the 1940 Act;

               (3) a change in the portfolio manager of the Fund; or

               (4) any pending or threatened audit, investigation, complaint, examination or other inquiry relating to the Fund conducted by any state or federal regulatory authority;

          l. will maintain, with an insurer reasonably acceptable to HQFM, professional liability insurance in amounts reasonably acceptable to HQFM; and

          m. will adopt and maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act.

     4. BOOKS AND RECORDS. Symphony agrees to maintain and preserve all accounts, books and records required under the 1940 Act and the Investment Advisers Act of 1940 and rules thereunder with respect to Symphony's duties hereunder. Symphony understands and agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request.

     5. EXPENSES. During the term of this Agreement, Symphony will pay all expenses incurred by it in connection with its activities under this Agreement, including, without limitation, the cost of the quantitative models and all compensation of any person employed by or associated with Symphony to assist in the performance of Symphony's duties under this Agreement, whether or not such person is also an officer or employee of the Trust.

     6. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, HQFM will pay Symphony, and Symphony will accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly in arrears, of thirty-five one hundredths of one percent (0.35%) of the Fund's average daily net assets not in excess of $100 million, and three hundred seventy-five thousandths of one percent (0.375%) of the Fund's average daily net assets thereafter. From time to time, Symphony may agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement. In the event that HQFM waives any portion of its advisory fee to satisfy any expense guarantee (as set forth in the Fund's then current registration statement), Symphony shall waive a pro rata portion of its advisory fee from

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HQFM, subject to receiving a minimum fee of twenty one hundredths of one percent
(0.20%) of the Fund's average daily net assets.

     7. SERVICES TO OTHERS. HQFM understands that Symphony may act as an investment adviser, sub-investment adviser, and/or administrator to other accounts, including other investment companies. HQFM has no objection to Symphony's acting in such capacities, provided that whenever the Trust and one or more other investment accounts advised by Symphony have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Symphony to be equitable to each account. HQFM recognizes that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, HQFM understands that persons employed by Symphony to assist in Symphony's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Symphony or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     8. YEAR 2000 COMPLIANCE. Symphony has (i) initiated a review and assessment of all areas within its business and operations (including those affected by its suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Symphony (or its suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Symphony represents that, to the best of its knowledge, all computer applications (including those of its suppliers, vendors and customers) that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant").

     9. LIMITATION OF LIABILITY. Except as provided in Section 3, Symphony will not be liable for any error of judgment or mistake of law or for any loss suffered by HQFM or the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of Symphony in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding the foregoing, neither HQFM nor the Trust waives any right it may have at common law or under the federal or state securities laws.

     10. INDEMNIFICATION. HQFM and Symphony each agree to indemnify the other and their respective affiliates against any claim against or loss or liability to such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, gross negligence or

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reckless disregard.

     11. DURATION AND TERMINATION. This Agreement will become effective as of the date first set forth above.

     This Agreement will remain in effect for two years and thereafter continue for successive one year periods, provided such continuation is specifically approved at least annually (a) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of such parties, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days' written notice by the Trust (by vote of the Trustees or by vote of a majority of the outstanding voting securities of the Fund), by HQFM or by Symphony. This Agreement will immediately terminate in the event of its assignment, except as permitted under the 1940 Act. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" have the same meaning as such terms in the 1940 Act.)

     12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     13. NOTICES. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery at the following address:

       To:      HQFM
                One Bush Street
                San Francisco, CA 94115
                Attention: Steven N. Machtinger, Esq.
                Facsimile No.: (415) 439-3638

       To:      Symphony
                555 California Street
                San Francisco, CA 94104
                Attention: Neil L. Rudolph
                Facsimile No.: (415) 676-2480

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     14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of California.

     The name "Hambrecht & Quist Fund Trust" and the "Trustees of Hambrecht & Quist Fund Trust" refer respectively to the Trust created, and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust, to which reference is hereby made. The obligations of the Trust entered into in the name or on behalf thereof by any of its Trustees, officers, representatives or agents are made not individually, but only in such capacities, and are not binding upon any of the Trustees, officers, representatives, agents or shareholders of the Trust personally, but bind only the assets of the Trust, and persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                          HAMBRECHT & QUIST FUND
                                          MANAGEMENT, LLC



                                          By: /s/ David R. Krimm
                                             --------------------------------
                                          Name:   David R. Krimm
                                          Title:  President


                                          SYMPHONY ASSET MANAGEMENT, LLC



                                          By: /s/ Neil L. Rudolph
                                             --------------------------------
                                          Name:   Neil L. Rudolph
                                          Title:  Chief Operating Officer